UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 25, 2017

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Section 2 — Financial Information
Item 2.05 Costs Associated with Exit or Disposal Activities
On October 25, 2017, Aspen issued a press release announcing that it has launched a comprehensive program that will seek to enhance its operating effectiveness and efficiency, as well as its market position (the “Program”). The Program is the result of a rigorous bottom up operational review and is intended to allow Aspen to be a more nimble organization with faster decision-making ability, a competitive expense ratio and the ability to serve its clients even better than it does today. The Program will start in the fourth quarter of 2017 and is expected to be completed by the end of 2020. Aspen committed to the course of action under the Program on October 25, 2017.
The Program is expected to deliver pre-tax cumulative expense savings of approximately $160 million over the next three years, of which $30 million is expected to be achieved in 2018, $55 million in 2019 and $75 million in 2020, after which run-rate savings are expected to be approximately $80 million per year.
Aspen expects to incur cumulative pre-tax charges amounting to approximately $95 million to implement the Program and achieve expected savings. Aspen expects to incur the majority of the charges in 2018 and 2019. The amounts expected to be incurred with respect to the main elements of the Program are as follows:

•	approximately $50 million for employee severance, benefits and related costs;

•	approximately $30 million for business transformation and Program costs; and

•	approximately $15 million for outsourcing and premises.
In addition, Aspen expects to spend a total of approximately $55 million in incremental capital expenditure, primarily information technology, in 2018 and 2019 that is expected to be amortized over a period of three to five years from the start of 2020.
Total charges, actual savings and timing may vary from these estimates due to changes in the scope, underlying assumptions or execution risk of the Program throughout its duration.
Safe Harbor for Forward-Looking Statements
This Form 8-K includes forward-looking statements which reflect Aspen’s current views with respect to Aspen’s future financial and operating performance. Statements that include the words “expect,” “assume,” “objective,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “estimate,” “may,” “continue,” “guidance,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. Aspen intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.
All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully develop and execute the Program to create operating and cost efficiencies through focus on improving several operational levers; charges relating to the Program may be different from those initially estimated, including changes in the size and components of different aspects of the Program; changes in the planned timing of the Program; the result and timing of employee consultation processes and related regulations in certain of the jurisdictions where we operate; disruption in our business associated with the Program and related activities; whether the Program provides a sufficient return on our intended investment over time; whether new IT and data tools enable intended results; the impact of loss of one or more of our senior underwriters or key personnel; a failure in our operational systems or infrastructure or those of third parties, including those caused by security breaches or cyber attacks; the risks related to litigation; and our reliance on information and technology and third-party service providers for our operations and systems. For a detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 as filed with the U.S. Securities and Exchange Commission. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: October 30, 2017	By:	/s/ Scott Kirk
	Name:	Scott Kirk
	Title:	Chief Financial Officer